EXHIBIT 99.1

7103 S. Revere Parkway Centennial, CO 80112

NOTICE TO STOCKHOLDERS DATED DECEMBER 10, 2007

December 10, 2007

Dear NTS Mortgage Income Fund Stockholder:

        We are writing to update you on the status of the Fund’s dissolution and liquidation. As we have reported to you through our filings with the Securities and Exchange Commission, the Fund’s organizational documents require it to dissolve and begin an orderly liquidation by December 31, 2008. Applicable law provides a three-year period after dissolution, unless extended, to wind-up the Fund’s affairs and issue final distributions to its stockholders.

        The anticipated process of liquidating the Fund has changed since its formation in 1988 due to the Fund’s taking possession of properties from two of its borrowers in 1997. As you may recall, similar to the present economic environment, in the 1990s the residential real estate market experienced a significant downturn. As part of the Fund’s taking possession of the properties, each of the Fund’s mortgages were converted to equity in lieu of foreclosures. Thus, in 1997, the Fund’s operations changed from that of a lender to an owner and developer. This change impacted the nature of the Fund’s operations and will likely impact its liquidation. Liquidating real estate held for development is a different process than liquidating financial instruments, such as mortgages. To maximize the value of the Fund’s assets held for development, it will likely require more time to liquidate these assets than if the Fund had continued to hold mortgages.

        After the restructuring in 1997, the Fund had ownership interests in three single-family residential communities: (1) Lake Forest North located in Louisville, Kentucky; (2) Fawn Lake located near Fredericksburg, Virginia; and (3) Orlando Lake Forest located in Seminole County, Florida near Orlando. The Fund acquired a 100% interest in Lake Forest North and Fawn Lake properties as part of the 1997 deed in lieu of foreclosure transactions. The Fund already held a 50% interest in the joint venture owning the Orlando Lake Forest development.

        The development activities at both Lake Forest North and Orlando Lake Forest are substantially complete. At Fawn Lake, approximately 930 of the expected 1,400 lots have been developed. Thus, the Fund’s primary remaining asset is the Fawn Lake project.

        In connection with winding-up its affairs and prior to the issuance to its stockholders of the final distributions, the Fund will need to liquidate its investments in the Fawn Lake development. As you may be aware from news stories or personal experience, the residential real estate market is experiencing a substantial slowdown. The Fawn Lake development has not been immune from these market conditions. Lot sales for the years 2004 to 2007 at Fawn Lake were as follows:

	Number of Lots Sold	Value of Lots Sold
2004	84	12,200,000
2005	77	16,500,000
2006	37	8,700,000
2007 (as of 9/30)	9	2,100,000

        We are uncertain when market conditions might improve. In fact, some market observers have suggested that the downturn in the residential real estate market may continue into 2009 and possibly beyond. With the Fund approaching its dissolution date, market conditions may adversely impact the liquidation process and its timing. The Board of Directors, along with management, as part of the ongoing review of the Fund’s assets and progress to liquidation, is evaluating ways to maximize the Fund’s investment in the Fawn Lake development consistent with the Fund’s objectives. Accordingly, the Board has retained a nationally-recognized third-party real estate advisor to assist it in evaluating and maximizing the value of Fawn Lake development.

        The final distribution to stockholders is anticipated after the liquidation of the Fund’s assets and the payment of its debts and obligations. Currently, the Fund’s outstanding mortgage and credit obligations to third parties are in excess of $5 million. In addition, the Fund owes approximately $5.2 million to affiliates of NTS Corporation primarily for salaries and benefits paid to employees dedicated to providing services at Fawn Lake or administratively for the Fund. The advances to date have been provided by NTS free of any carrying charges. Also, prior to liquidation, the Fund will need to resolve all of its outstanding obligations, such as, and including, the recently filed claims by the Orlando Lake Forest Homeowners’ Association seeking approximately $4.5 million for alleged construction and other defects in facilities turned over to it in 2005. At this time, we are uncertain of the impact of these claims, if any, on the Fund’s liquidation.

        NTS Guaranty Corporation has guaranteed that, at the time the Fund completes its liquidation, the total distributions made by the Fund to its stockholders during its existence will be at least equal to their original capital contributions. Based upon the Fund’s most recent analysis, it does not currently anticipate the proceeds from the liquidation of its assets, after the payment of its debts, will be sufficient to return an amount equal to the original capital contributions. Thus, the Fund anticipates the guaranty provided by NTS Guaranty Corporation will be called upon in order to return original capital contributions. The assets of the NTS Guaranty Corporation are limited to a $10 million demand note from Mr. J.D. Nichols, the Chairman of the Fund’s Board of Directors. There is, however, no assurance Mr. Nichols will, if called upon, be able to honor his demand note. Thus, if Mr. Nichols cannot honor his obligations or the shortfall is greater than $10 million, the Fund will be unable to return the full amount of the stockholder’s original capital contributions. The amount available for distribution cannot be estimated with any certainty given that final distributions are not likely for several years. Thus, this estimate may change significantly prior to liquidation.

        We will continue to provide you with periodic updates concerning the Fund, its operations and the liquidation process as we approach the dissolution date of December 31, 2008. In the interim, further information regarding the Fund can be obtained on our website, www.ntsdevelopment.com. We make available on the website, free of charge, the Fund’s quarterly and annual reports along with other information on the Fund. If you have further questions, you may also contact our Investors Relations Department at 1-800-982-1492.

Very truly yours, NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred. For example, phrases such as “we anticipate”, “believe”, or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur. If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable. We do not undertake any obligation to update these forward-looking statements. Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risks and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission. Any forward–looking information provided by us pursuant to the safe harbor established by the Private Securities Act of 1995 should be evaluated in the context of the factors.

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